Exhibit 99.1

Contact:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
ED RYAN ELECTED TO PENFORD BOARD OF DIRECTORS
Centennial, CO; March 5, 2010—Penford Corporation (Nasdaq:PENX), a leader in specialty ingredients systems for food and industrial applications, announced today that Edward F. Ryan has been elected to the Company’s Board of Directors. Mr. Ryan will serve on the Board’s Audit Committee, as well as the Executive Compensation and Development Committee.
Mr. Ryan, 53, a highly respected veteran of several industries, began his career with Koch Industries in 1980. He is currently President of Entrepreneurial Financial Resources, Inc. (EFR), a private equity firm that manages a portfolio of companies, and serves as Chairman of several of those companies. Mr. Ryan is also Chairman of Summit Marketing, LLC, a national direct marketing, government services, promotional products, and recognition and incentive company. Mr. Ryan previously held a variety of positions at Code 3/Public Safety Equipment Inc., a supplier of lighting and sound based warning products, which he purchased in 1986 and continued to manage until its sale in 1998. He was previously a director of K2 Inc. and Rawlings Sporting Goods Company, Inc., during periods when those sporting goods companies were independent and publicly held.
“We’re honored to have Ed join our Board of Directors,” said Tom Malkoski, President and Chief Executive Officer of the Company. “Ed will bring fresh perspective, and a level of experience that is critical to building Penford’s future. In particular, Ed brings an entrepreneurial view as we expand our food and industrial specialty ingredients expertise into new areas.”

About Penford Corporation
Penford Corporation develops, manufactures and markets specialty ingredients systems derived from natural and renewable sources for food and industrial applications, including fuel ethanol. Penford has five manufacturing and/or research locations in the United States.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the amount and timing of flood insurance recoveries; the Company’s inability to comply with the terms of instruments governing the Company’s debt; the effects of the current economic recession as well as other changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the Company’s ability to renew or replace its bank credit agreement for periods beyond the agreement’s current expiration date; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.

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